Exhibit 99.1

CONTACT:	Brett Ponton
Chief Executive Officer
(585) 647-6400

Brian D’Ambrosia
Senior Vice President – Finance
Chief Financial Officer
(585) 647-6400

Investors and Media: Effie Veres
FTI Consulting
(212) 850-5600

FOR IMMEDIATE RELEASE

MONRO, INC. ANNOUNCES SECOND QUARTER

FISCAL 2018 FINANCIAL RESULTS

~ Record Second Quarter Sales of $278.0 Million, an Increase of 13% ~

~ Second Quarter Diluted EPS of $.52, Including $.02 of Negative Impact from Hurricane Irma and $.01 of Management Transition Costs ~

~ Completes Acquisitions of 20 Stores with Annualized Sales of $13 Million ~

~ Adjusts Fiscal 2018 Diluted EPS Guidance to $1.95 to $2.10 ~

ROCHESTER, N.Y. – October 24, 2017 – Monro, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced financial results for its second quarter ended September 23, 2017.

Second Quarter Results

Sales for the second quarter of fiscal 2018 increased 13.0% to $278.0 million, as compared to $245.9 million for the second quarter of fiscal 2017. The total sales increase for the second quarter of $32.1 million was due to sales from new stores of $34.4 million, including sales from recent acquisitions of $29.1 million, partially offset by a comparable store sales decrease of 0.4%. When adjusting for lost selling days as a result of Hurricane Irma, the Company estimates comparable store sales in the second quarter of fiscal 2018 would have been flat and sales from new stores would have been higher by approximately $0.5 million. Comparable store sales increased approximately 6% for brakes, 2% for front end/shocks, were flat for alignments and decreased approximately 2% for tires and maintenance services.

Gross margin decreased 190 basis points to 38.8% in the second quarter from 40.7% in the prior year period, primarily due to the impact of sales mix from recent acquisitions. On a comparable store basis, gross margin increased approximately 40 basis points compared to the prior year period. Total operating expenses increased by $6.0 million to $74.1 million, or 26.7% of sales, as compared to $68.1 million, or 27.7% of sales in the prior year period. The year-over-year dollar increase represents expenses from 39 net new stores and $0.5 million in management transition costs.

Operating income was $33.8 million, or 12.2% of sales, as compared to $31.9 million, or 13.0% of sales in the prior year period. Interest expense was $6.1 million as compared to $4.5 million for the second quarter of fiscal 2017.

Net income for the second quarter of fiscal 2018 was $17.3 million, as compared to $17.5 million in the same period of the prior year. Diluted earnings per share for the second quarter were $.52, or $.55 when excluding the estimated net impact from Hurricane Irma of $.02 per share and $.01 per share in management transition costs, in line with the Company’s guidance range of $.52 to $.56. This compares to diluted earnings per share of $.53 in the second quarter of fiscal 2017. Net income for the second quarter of fiscal 2018 reflects an effective tax rate of 38.2%, as compared to 36.3% in the prior year period.

During the second quarter of fiscal 2018, the Company opened 23 and closed six Company-operated locations, ending the quarter with 1,136 Company-operated stores and 107 franchised locations.

“Despite a weak industry backdrop, we were able to deliver sales and adjusted earnings results in line with our guidance. Monro’s strong competitive positioning and solid operating discipline drove higher product margins and operating expense leverage, further supported by the strong performance of our recent acquisitions,” said Brett Ponton, President and Chief Executive Officer.

Ponton continued, “Since joining the Company in early August, and now officially serving as Monro’s CEO, my positive view of the Company has only strengthened and is underscored by its current scale, cost leadership, and hardworking team members. I’m also very optimistic about the number of opportunities that lie ahead. I’ve begun a thorough business assessment, and have identified a number of strategic priorities which I believe will drive long-term organic growth. Coupled with the continued execution of Monro’s acquisition and greenfield strategy, I’m confident that we can build upon this strong foundation and drive value for our shareholders.”

First Six Months Results

For the current six-month period, sales increased 15.6% to a record $556.5 million from $481.2 million in the same period of the prior year. Comparable store sales increased 0.5%. When adjusting for lost selling days resulting from Hurricane Irma, comparable store sales increased approximately 0.7%. Gross margin for the six-month period was 39.7% of sales, versus 41.2% in the prior year period. However, on a comparable store basis, gross margin for the first six months of fiscal 2018 was 42.4% of sales, compared to 41.7% in the prior year period. Operating income was 12.1% of sales, compared to 13.1% in the prior year period. Net income for the first six months of fiscal 2018 was $34.9 million, or $1.05 per diluted share, as compared to $34.3 million, or $1.03 per diluted share in the comparable period of fiscal 2017. Diluted earnings per share for the first six months of fiscal 2018 were $1.10 when adjusting for the estimated net impact of Hurricane Irma of $.02 per share and $.03 per share in management transition costs.

Acquisitions Update

In the second quarter, the Company completed the previously announced acquisitions of 20 stores, including eight from an existing Car-X franchisee. These stores fill in the existing markets of Michigan, Illinois and Indiana. The acquisitions are expected to add approximately $13 million in annualized sales, representing a sales mix of 95% service and 5% tires, and are expected to be breakeven to diluted earnings per share in fiscal 2018. Twelve of these stores will operate under the Monro name and the remaining eight will continue to operate under the Car-X brand.

Company Outlook

Based on current sales, business and economic trends, and recently completed acquisitions, the Company now anticipates fiscal 2018 sales to be in the range of $1.115 billion to $1.145 billion, an increase of 9% to 12% as compared to fiscal 2017 sales. In light of comparable store sales trends fiscal year-to-date, with comparable store sales down approximately 3% in October, guidance for fiscal 2018 comparable store sales has been revised to a range of down 1.0% to an increase of 1.0% on a 52-week basis (an increase of 1.0% to 3.0% including an extra week in the fourth quarter), as compared to prior guidance of an increase of 1.5% to 2.5% on a 52-week basis (3.5% to 4.5% including an extra week in the fourth quarter).

The Company has also updated its fiscal 2018 diluted earnings per share guidance to be in the range of $1.95 to $2.10, to reflect the revised comparable store sales guidance. This compares to previous guidance of $2.05 to $2.20. The diluted earnings per share guidance reflects approximately $0.05 in costs related to the management transition, $.10 of contribution from the 53rd week, and $.15 to $.19 in accretion from recent acquisitions. This estimate is based on 33.4 million diluted weighted average shares outstanding. At the midpoint of the range, the revised guidance represents a 9.5% increase in diluted earnings per share, as compared to $1.85 in fiscal 2017.

Given the recent management transition, as well as significant variability in monthly comparable store sales experienced in the second half of fiscal 2017, the Company is only providing updated fiscal 2018 full year guidance. The Company is currently reviewing its guidance policy and will provide an update in its fourth quarter fiscal 2018 earnings release.

Earnings Conference Call and Webcast

The Company will host a conference call and audio webcast on Tuesday, October 24, 2017 at 11:00 a.m. Eastern Time. The conference call may be accessed by dialing 1-800-279-9534 and using the required pass code 7988705. A replay will be available approximately one hour after the recording through Tuesday, November 7, 2017 and can be accessed by dialing 1-844-512-2921. The live conference call and replay can also be accessed via audio webcast at the Investor Information section of the Company’s website, located at www.monro.com. An archive will be available at this website through November 7, 2017.

About Monro, Inc.

Headquartered in Rochester, New York, Monro is a chain of 1,136 Company-operated stores, 107 franchised locations, five wholesale locations and two retread facilities providing automotive undercar repair and tire sales and services. The Company operates in 27 states, serving the Mid-Atlantic and New England states and portions of the Great Lakes, Midwest and Southeast. The predecessor to the Company was founded by Charles J. August in 1957 as a Midas Muffler franchise. In 1966, Monro began to diversify into a full line of undercar repair services. The Company has experienced significant growth in recent years through acquisitions and, to a lesser extent, the opening of newly constructed stores. The Company went public in 1991 and trades on NASDAQ under the symbol MNRO.

The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the

Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words and phrases as “expected,” “estimate,” “guidance,” “outlook,” “anticipate,” “project,” “believe,” “could,” “may,” “intend,” “plan” and other similar words or phrases. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to, product demand, dependence on and competition within the primary markets in which the Company’s stores are located, the need for and costs associated with store renovations and other capital expenditures, the effect of economic conditions, seasonality, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, the impact of weather trends and natural disasters, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates),continued availability of capital resources and financing, risks relating to protection of customer and employee personal data, risks relating to litigation, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K for the fiscal year ended March 25, 2017. Except as required by law, the Company does not undertake and specifically disclaims any obligation to update any forward-looking statement to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

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MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Quarter Ended Fiscal September
	2017	2016	% Change
Sales	$278,017	$245,927	13.0%
Cost of sales, including distribution and occupancy costs	170,076	145,930	16.5%

Gross profit	107,941	99,997	7.9%
Operating, selling, general and administrative expenses	74,120	68,072	8.9%

Operating income	33,821	31,925	5.9%
Interest expense, net	6,117	4,488	36.3%
Other income, net	(226)	(126)	79.6%

Income before provision for income taxes	27,930	27,563	1.3%
Provision for income taxes	10,663	10,019	6.4%

Net income	$17,267	$17,544	(1.6)%

Diluted earnings per share:	$.52	$.53	(1.9)%

Weighted average number of diluted shares outstanding	33,309	33,317
Number of stores open (at end of quarter)	1,136	1,097

MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Six Months Ended Fiscal September
	2017	2016	% Change
Sales	$556,507	$481,217	15.6%
Cost of sales, including distribution and occupancy costs	335,682	283,152	18.6%

Gross profit	220,825	198,065	11.5%
Operating, selling, general and administrative expenses	153,256	134,846	13.7%

Operating income	67,569	63,219	6.9%
Interest expense, net	11,859	8,972	32.2%
Other income, net	(238)	(280)	(15.2)%

Income before provision for income taxes	55,948	54,527	2.6%
Provision for income taxes	21,096	20,228	4.3%

Net income	$34,852	$34,299	1.6%

Diluted earnings per share:	$1.05	$1.03	1.9%

Weighted average number of diluted shares outstanding	33,300	33,326

MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars in thousands)

	September 23,	March 25,
	2017	2017
Current Assets
Cash	$6,368	$8,995
Inventories	147,106	142,604
Other current assets	50,601	47,631

Total current assets	204,075	199,230
Property, plant and equipment, net	404,986	394,634
Other non-current assets	600,177	591,400

Total assets	$1,209,238	$1,185,264

Liabilities and Shareholders’ Equity
Current liabilities	$203,329	$185,893
Capital leases and financing obligations	222,890	213,166
Other long-term debt	153,030	182,337
Other long-term liabilities	22,314	22,614

Total liabilities	601,563	604,010
Total shareholders’ equity	607,675	581,254

Total liabilities and shareholders’ equity	$1,209,238	$1,185,264